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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

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
                                   State/Country of              Percent Owned By
Name                                Incorporation                Perrigo Company
----                               ----------------              ----------------
L. Perrigo Company                     Michigan                  100%

Perrigo Company of Tennessee, Inc.     Tennessee                 100%

Perrigo Company of Missouri, Inc.      Missouri                  100%

Perrigo Company of                     Michigan                  100%
 South Carolina, Inc.

Perrigo Sales Company                  Michigan                  100%

Perrigo (Barbados), L.T.D.             Barbados                  100%

Perrigo International, Inc.            Michigan                  100%

Perrigo de Mexico S.A. de C.V.         Nuevo Leon (Mexico)       100% by Perrigo International, Inc.

Nippon Perrigo K.K.                    Japan                     100% by Perrigo International, Inc.

Perrigo Asia Ltd.                      Michigan                  100% by Perrigo International, Inc.

Sagmel U.S.A.                          Illinois                  50% by Perrigo International, Inc.

Quimica y Farmacia S.A. de C.V.        Mexico                    87.8% by Perrigo International, Inc.

Shandex Sales Group Limited            Canada                    30% by Perrigo International, Inc.

Perrigo do Brasil Ltda.                Brazil                    100% by Perrigo International, Inc.



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